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Exhibit 10.20c

                                    EXHIBIT D

                             PSS WORLD MEDICAL, INC.
                              AMENDED AND RESTATED
                        ELITe STOCK OPTION GRANT PROGRAM
                        (as amended through July 1, 2003)

                                    ARTICLE 1
                             BACKGROUND AND PURPOSE

1.01 Purpose. PSS World Medical, Inc. (f/k/a Physician Sales & Service, Inc.) desires to recognize the valuable contribution of its CEO Roundtable and Challenger sales force and other selected executives by providing the ELITe Program, an executive benefit program consisting of (i) the ELITe Deferred Compensation Plan, under which participants may voluntarily defer compensation, which, together with a Company matching contribution on deferrals of up to 10% of Compensation, will earn a return based on the performance of one or more benchmark investments, and (ii) this ELITe Stock Option Grant Program, which provides participants in the ELITe Deferred Compensation Plan the opportunity to purchase Company stock when the growth in the stock value exceeds a designated formula amount.

1.02 Employee Stock Option Plan. The Company maintains the Physician Sales & Service, Inc. Amended and Restated 1994 Long Term Stock Plan, the PSS World Medical, Inc. 1999 Broad-Based Employee Stock Plan and the PSS World Medical, Inc. 1999 Long-Term Incentive Plan, or any successor plan(s) (the "Employee Stock Option Plan"), under which the Compensation Committee of the Board of Directors has the discretion to grant to selected employees of the Company options to acquire common stock of the Company. Pursuant to such authority under the Employee Stock Option Plan, the Compensation Committee established, effective as of July 1, 1997, as a grant program for awards to participants in the ELITe Deferred Compensation Plan, this ELITe Stock Option Grant Program. Options granted pursuant to this program shall be issued under, and shall be subject to the terms and conditions of, the Employee Stock Option Plan.

                                    ARTICLE 2
                                   DEFINITIONS

2.01 Definitions. Certain terms used herein have defined meanings set forth in this Article and which shall govern unless the context in which they are used clearly indicates that some other meaning is intended.

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     Annual Option Limit. The maximum aggregate number of stock options that may be granted in any one Plan Year (beginning with Plan Year 2004) under this ELITe Stock Option Grant Program, the Company's Officers Stock Option Grant Program and the Company's Leader's Stock Option Grant Program
     (collectively, the "PSS Deferred Compensation Programs") shall be a number to be determined by the Committee from time to time (the "Annual Option Limit"). Until further changed by the Committee, the Annual Option Limit shall be 250,000. To the extent that the aggregate number of options that would otherwise be granted under the PSS Deferred Compensation Programs in any such Plan Year exceeds the Annual Option Limit, a prorata reduction shall be made in the option grants to each participant in the PSS Deferred Compensation Programs for such Plan Year. Such prorata reduction in the number of options for each participant shall be calculated by multiplying
     (i) the number of options that such participant would have earned in that Plan Year without regard for the Annual Option Limit, by (ii) a fraction, the numerator of which is the Annual Option Limit, and the denominator of which is the aggregate number of options that would have been earned by all participants under the PSS Deferred Compensation Programs for that Plan
     Year without regard for the Annual Option Limit, and (iii) rounding the resulting number to the next lowest whole number of shares.

     Beneficiary. Any person or persons designated by a Participant, in accordance with procedures established by the Committee or Program Administrator, to receive benefits hereunder in the event of the Participant's death. If any Participant shall fail to designate a Beneficiary or shall designate a Beneficiary who shall fail to survive the Participant, the Beneficiary shall be the Participant's surviving spouse, or, if none, the Participant's surviving descendants (who shall take per stirpes) and if there are no surviving descendants, the Beneficiary shall be the Participant's estate.

     Board. The Board of Directors of the Company.

     CEO Roundtable Member. A member of the CEO Roundtable sales force of the Company, as recognized from time to time by the Company's management and the Board.

     Challenger. A member of the Challenger sales force of the Company, as recognized from time to time by the Company's management and the Board.

     Company Matching Contribution. The matching contributions made by the Company to Participants' Deferral Accounts in accordance with the Deferred Compensation Plan.

     Committee. The committee of the Board described in Article 3.

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     Company. PSS World Medical, Inc. (f/k/a Physician Sales & Service, Inc.)
     and its corporate successors.

     Compensation. The total salary, commissions and cash bonus payable by the Company in the relevant Plan Year to a Participant for services to the Company or any of its affiliates, as such amount may be changed from time to time.

     Deferral Accounts. A Participant's deferral accounts under the Deferred Compensation Plan.

     Deferred Compensation Plan. The PSS World Medical, Inc. Amended and Restated ELITe Deferred Compensation Plan, as amended from time to time.

     Designated Interest Rate. A rate to be determined annually by the Board, but which shall not be less than the 90 day U.S. Treasury Bill rate in effect on the first date of the Plan Year. Until changed by the Board, the Designated Interest Rate shall be 5.13%.

     Disability. A Disability as defined in the Employee Stock Option Plan.

     Effective Date. July 1, 1997.

     Employee Stock Option Plan. The Physician Sales & Service, Inc. Amended and Restated 1994 Long Term Stock Plan, as amended from time to time, the PSS World Medical, Inc. 1999 Broad-Based Employee Stock Plan, as amended from time to time, the PSS World Medical, Inc. 1999 Long-Term Incentive Plan, as amended from time to time, or any successor plan(s) under which stock options may be granted to employees of the Company.

     Fair Market Value. The Fair Market Value of a share of Stock, as defined in the applicable Employee Stock Option Plan under which an Option is granted.

     Normal Retirement. Termination of Employment after age 60, or after age 55 with ten years of prior service with the Company or any of its affiliates.

     Option. A right granted to a Participant pursuant to the Option Grant Program to purchase Stock at a specified price during specified time periods. Options granted pursuant to the Option Grant Program are granted under, and pursuant to the terms and conditions of, the applicable Employee Stock Option Plan.

     Option Agreement. Any written agreement, contract, or other instrument or document evidencing an Option.

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     Option Grant Program. The PSS World Medical, Inc. Amended and Restated
     ELITe Stock Option Grant Program as set forth in this document, together with any subsequent amendments hereto.

     Participant. Any CEO Roundtable Member, Challenger or Selected Executive who has been granted an Option pursuant to the Option Grant Program.

     Plan Year. A Plan Year under the ELITe Deferred Compensation Plan, which currently is the twelve-month period from July 1 of each year though June 30 of the following calendar year; provided, however, that Plan Year 2002 shall mean the 15-month period from April 1, 2001 to June 30, 2002. Thereafter, "Plan Year 2003" for example, shall mean the year ended June 30, 2003, and so on.

     Program Administrator. The Committee or its delegee of administrative duties under the Option Grant Program pursuant to Section 3.02.

     Selected Executive. With respect to a Plan Year, an executive employee of the Company or any of its affiliates who has been selected by the Committee to be an eligible participant in the ELITe Deferred Compensation Plan for such Plan Year.

     Stock. The $0.01 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to the Employee Stock Option Plan.

     Termination of Employment. A Termination of Employment occurs when a Participant ceases for any reason to be an employee of the Company or any of its affiliates.

                                    ARTICLE 3
                   ADMINISTRATION OF THE OPTION GRANT PROGRAM

3.01 Administration. The Option Grant Program shall be administered by the Committee that administers the Employee Stock Option Plan.

3.02 Authority of Committee. The Committee shall have the powers and authority set forth in the Employee Stock Option Plan, including, without limitation, full power and authority to: (i) interpret and construe the Option Grant Program and adopt such rules and regulations as it shall deem necessary and advisable to implement and administer the Option Grant Program, (ii) decide all matters that must be determined in connection with an Option (consistent with the provisions of the Employee Stock Option Plan), and
     (iii) do all things necessary to operate and administer the Option Grant Program in accordance with its provisions. The Committee may delegate administrative duties under the Option Grant Program to one or more agents as it shall deem necessary or advisable. Unless and until revoked by the Committee, the Committee hereby designates the Plan

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     Administrator of the Deferred Compensation Plan to serve as the Program
     Administrator to perform the Committee's administrative duties under the Option Grant Program.

3.03 Effect of Committee Determinations. No member of the Committee or the Board or the Program Administrator shall be personally liable for any action or determination made in good faith with respect to the Option Grant Program or to any settlement of any dispute between a Participant and the Company. Any decision or action taken by the Committee or the Board with respect to the administration or interpretation of the Option Grant Program shall be conclusive and binding upon all persons.

                                    ARTICLE 4
                                   ELIGIBILITY

4.01 Eligibility. Options may be granted pursuant to the Option Grant Program only to individuals who are CEO Roundtable Members, Challengers or Selected Executives on the date of grant.

                                    ARTICLE 5
                                  STOCK OPTIONS

5.01 General. The Committee shall grant Options to CEO Roundtable Members, Challengers and Selected Executives on the following terms and conditions:

     (a) Automatic Grant of Options. Subject to the availability of shares under the Employee Stock Option Plan, and subject to the Annual Option Limit for Plan Years 2004 and later, on the first day of each Plan Year (or July 1, 1997 for the first Plan Year), each CEO Roundtable Member, Challenger and Selected Executive who elected to make a deferral into any of his or her Deferral Accounts for such Plan Year, shall be granted an Option to purchase that number of shares of Stock (rounded up to the nearest whole share) equal to the quotient of (i) the amount elected to be deferred (up to 10% of Compensation) by the Participant for such Plan Year under the Deferred Compensation Plan, divided by (ii) the Fair Market Value as of such date. For example, if on July 1, 2003 a Participant's deferral into his or her Deferral Accounts for Plan Year 2004 eligible for a Company Matching Contribution was $1,500 (annualized based on the Participant's rate of Compensation as in effect on July 1, 2003), and the Fair Market Value on July 1, 2003 was $20.00, then, the Participant would be granted on July 1, 2003 an Option to purchase 75 shares of Stock ($1,500 / $20).

     (b) Exercise Price. The exercise price per share under an Option shall be the amount (rounded up to the nearest cent) which is the product of
          (i) the Fair Market Value on the date of grant, times (ii) one plus the Designated

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          Interest Rate then in effect, compounded annually over four years. For example, if the Fair Market Value on the date of grant of an Option is $20.00 and the Designated Interest Rate as of that date is 5.13%, the exercise price of the Option would be $20.00 x 1.05134, or $24.43.

     (c) Time and Conditions of Exercise. Options granted to a Participant pursuant to the Option Grant Program shall become vested cumulatively at the rate of 20% of the shares covered by such Option on the fourth, fifth, sixth, seventh and eighth anniversaries of the date the Participant first made a deferral under the Deferred Compensation Plan. For example, if a Participant first made a deferral under the Deferred Compensation Plan with respect to any part of Plan Year 2003, he or she will become vested in all Options granted hereunder, based on the 4/th/ to 8/th/ anniversaries of the first day of such 2003 Plan Year, which is July 1, 2002 (i.e., all Options granted to such Participant, whenever made, will be 20% vested on July 1, 2006, 40% vested on July 1, 2007, and so on.) For a Participant who began participating in the Deferred Compensation Plan prior April 1, 2002, his or her Option vesting dates will be based on an April 1 plan year, which was in effect prior to April 1, 2002. Notwithstanding the above, an Option granted to a Participant pursuant to the Option Grant Program shall become vested and exercisable in full (i) upon the death, Normal Retirement or Disability of the Participant, (ii) upon such date as a successor to the Company terminates the Deferred Compensation Plan, or (iii) if within 24 months after a Change in Control (as defined in the Deferred Compensation Plan), a successor to the Company terminates the employment of the Participant without cause or the Participant resigns for Good Reason, as defined in the Participant's Employment Agreement, if any, with the Company. The Options shall not automatically vest upon the occurrence of a Change in Control.

     (d) Payment. Payment of the exercise price of an Option may be paid in such manner as may be permitted under the Employee Stock Option Plan.

     (e) Evidence of Grant. All Options shall be evidenced by a written Option Agreement between the Company and the Participant. The Option Agreement shall include such provisions, consistent with the Employee Stock Option Plan, as may be specified by the Committee.

     (f) Lapse of Option. An Option shall lapse under the earliest of the following circumstances:

               (1) The Option shall lapse as of the day following the tenth anniversary of the date of grant.

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               (2)  If the Participant terminates employment by reason of his
          Normal Retirement or for any reason other than as provided in paragraph (3) or (4) below, the Option shall lapse, unless it is previously exercised, two years after the Participant's Termination of Employment.

               (3) If the Participant terminates employment by reason of his Disability, the Option shall lapse, unless it is previously exercised, 12 months after the Participant's Termination of Employment.

               (4) If the Participant dies while employed, or during the two-year period described in paragraph (2) or during the 12-month period described in paragraph (3) and before the Option otherwise lapses, the Option shall lapse 12 months after the Participant's death. Upon the Participant's death, any exercisable Options may be exercised by the Participant's Beneficiary.

          Unless the exercisability of the Option is accelerated as provided herein or in the Employee Stock Option Plan, if a Participant exercises an Option after Termination of Employment, the Option may be exercised only with respect to the shares that were otherwise vested on the Participant's Termination of Employment.

                                    ARTICLE 6
                     OTHER PROVISIONS APPLICABLE TO OPTIONS

6.01 Beneficiaries. A Participant may, in the manner determined by the Committee, designate a Beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Option upon the Participant's death. A Beneficiary, legal guardian, legal representative, or other person claiming any rights under the Option Grant Program is subject to all terms and conditions of the Option Grant Program, the Employee Stock Option Plan and any Option Agreement applicable to the Participant, except to the extent the Option Grant Program, the Employee Stock Option Plan and the Option Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. Subject to the foregoing, a Beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

6.02 Stock Certificates. All Stock certificates delivered pursuant to the Option Grant Program are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock.

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                                    ARTICLE 7
                     AMENDMENT, MODIFICATION AND TERMINATION

7.01 Amendment, Modification and Termination. The Committee may, at any time and from time to time, amend, modify or terminate the Option Grant Program.

7.02 Awards Previously Granted. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Option without approval of the Participant; provided, however, that such amendment, modification or termination shall not, without the Participant's consent, reduce or diminish the value of such Option determined as if the Option had been exercised on the date of such amendment or termination. No termination, amendment, or modification of the Option Grant Program shall, without the written consent of the Participant, adversely affect any Option previously granted.

                                    ARTICLE 8
                                  MISCELLANEOUS

8.01 No Implied Rights. Nothing contained in the Option Grant Program shall be deemed to give any CEO Roundtable Member, Challenger or Selected Executive the right to continue in such status or to remain as an employee of the Company.

8.02 Spendthrift Clause. None of the rights or benefits under the Option Grant Program shall be subject to the claim of any creditor of any Participant or Beneficiary, or to any legal process by any creditor of such Participant or Beneficiary, and none of them shall have any right to alienate, commute, anticipate or assign any of the rights or benefits under the Option Grant Program except to the extent expressly provided herein to the contrary.

8.03 Relationship to Other Benefits. No benefit under the Option Grant Program shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or its affiliates unless provided otherwise in such other plan.

8.04 Expenses. The expenses of administering the Option Grant Program shall be borne by the Company.

8.05 Titles and Headings. The headings and sub-headings in the Option Grant Program have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

8.06 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

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8.07 Fractional Shares. No fractional shares of Stock shall be issued and the
     Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up.

8.08 Effective Date. The Option Grant Program became effective as of July 1, 1997, and was amended and restated as of July 1, 1998, March 30, 1999, July 1, 2000, April 1, 2002, and July 1, 2003.

     The foregoing is hereby acknowledged as being the PSS World Medical, Inc. Amended and Restated ELITe Stock Option Grant Program as adopted by the Compensation Committee of the Board of Directors of the Company effective as of July 1, 1997, and amended as of July 1, 1998, March 30, 1999, July 1, 2000, April 1, 2002, and July 1, 2003.

                                          PSS WORLD MEDICAL, INC.


                                          By:     /s/ David A. Smith
                                             -----------------------------
                                                     David A. Smith
                                                    President and CEO

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